UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          September 8, 2016

Trans-Pacific Aerospace Company, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55581	36-4613360
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2975 Huntington Drive, Suite 107, San Marino, CA	91108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 796-7804

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

1.	On September 8, 2016, we issued 10,000 shares of our Series A Preferred Stock to our President and Chief Executive Officer in consideration of services previously rendered to us. We did not receive any proceeds. The issuance was exempt under Section 4(a)(2) of and/or Rule 506 of the Securities Act of 1933, as amended.
2.	On November 30, 2016, we issued 1,300 shares of our Series B Preferred Stock to our President and Chief Executive Officer in consideration of services previously rendered to us. We did not receive any proceeds. The issuance was exempt under Section 4(a)(2) of and/or Rule 506 of the Securities Act of 1933, as amended.
3.	On November 30, 2016, we issued 200 shares of our Series B Preferred Stock to one of our directors in consideration of services previously rendered to us. We did not receive any proceeds. The issuance was exempt under Section 4(a)(2) of and/or Rule 506 of the Securities Act of 1933, as amended

Section 5 - Corporate Governance and Management

Item 5.01 Changes in Control of Registrant

On September 8, 2016, William Reed McKay, our President and Chief Executive Officer of the Company gained control of the Company via issuance of the 10,000 shares of Series A Preferred Stock issued to him. Following issuance of such shares, the Company had 3,920,880,936 shares of common stock and 14,421 shares of Series A Preferred Stock outstanding. Based on the current conversion price, each share of Series A Preferred Stock is entitled to 1 million votes per share. Accordingly, there were 18,341,880,936 votes outstanding voting together as a single class on September 8, 2016. The 10,000 shares of Series A Preferred Stock issued to Mr. McKay (along with the 300 shares of Series A Preferred Stock then held by him) provided him with approximately 56% of the total votes, resulting in change of control. The shares of Series A Preferred were issued to Mr. McKay in consideration of services previously rendered to him. Prior to the issuance of the control block of Series A Preferred, no singular person had control of the Company, although the Series A Preferred as a class accounted for 53% of the total votes outstanding prior to the issuance of the 10,000 shares to Mr. McKay. The 1,300 shares of Series B Preferred Stock issued to Mr. McKay on November 30, 2016 (pursuant to which he received an additional 1.3 trillion votes) increased his voting control over the Company to approximately 86% based on 4,268,880,936, 14,959 and 1,500 shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock outstanding, respectively on such date (and thus 1,519,227,880,936 outstanding on such date). As discussed below, each shares of Series B Preferred Stock is entitled to 100 million votes

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Company’s Articles of Incorporation authorizes the Company to issue 5,000,000 shares of preferred stock, $0.001 par value per share, issuable from time to time in or more series (“Preferred Stock”). On November 29, 2016, the Company filed with the Nevada Secretary of State a Certificate of Designation of Series B Preferred Stock (the “Series B Designation”) which sets forth the rights, preferences and privileges of the Series B Preferred Stock (the “Series B Preferred”).  Fifteen hundred (1,500) shares of Series B Preferred with a stated value of $10.00 per share were authorized under the Series B Designation

The Series B Preferred is not convertible, does not have any preferential dividend or liquidation rights and are not redeemable. However, on all matters submitted to a vote of the holders of the common stock, including, without limitation, the election of directors, a holder of shares of the Series B Preferred shall be entitled to the number of votes on such matters equal to 100,000,000 votes for each share of Series B Preferred.

The foregoing summary of the Series B Designation is not complete and is qualified in its entirety by reference to the Series B Designation, a copy of which was filed as Exhibit 3.1 to Current Report on Form 8-K and is incorporated herein by reference.

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Section 9 – Financial Statements and Exhibits

Item 9.01        Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

3.1	Certificate of Designation for Series B Preferred Stock

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS-PACIFIC AEROSPACE COMPANY, INC.

(Registrant)

Date: December 5, 2016	By: /s/ William Reed McKay
William Reed McKay
President and Chief Executive Officer

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